Form N-SAR, Sub-Item 77C

Submission of matters to a vote of security holders

Nuveen Ohio Dividend Advantage
Municipal Fund 3

333-77030

811-10637


A special meeting of the shareholders of the Nuveen Ohio Dividend Advantage Municipal
Fund 3 was held on July 26, 2005.


The purpose of the meeting was to approve

a new investment management agreement.
We hereby incorporate

by reference the voting results of the
meeting as filed

in the SEC filing on

October 7, 2005, under Conformed
Submission

Type N-CSR, accession

number 0000891804-05-003018.